EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS
AND CLOSING ON ASBURY POINTE WASTEWATER ACQUISITION

York, Pennsylvania, August 8, 2012:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2012.

President Hines reported that second quarter operating revenues of $10,352,000 decreased $100,000 and net income of $2,204,000 decreased $254,000 compared to the second quarter of 2011.  Earnings per share of $0.17 for the three-month period decreased $0.02 compared to the same period last year.

President Hines also reported that the first six months operating revenues of $20,021,000 decreased $76,000, and net income of $4,145,000 decreased $452,000 compared to the first six months of 2011.  The first six months of 2011 benefited from favorable tax law changes and non-taxable life insurance proceeds, which did not recur during the first six months of 2012.  Lower revenue, and increases in wages and benefits, depreciation and distribution system maintenance expenses contributed to a lesser extent to the decline in net income.  The increased expenses were partially offset by a lower provision for doubtful accounts and reduced power costs.  Earnings per share of $0.32 for the six-month period decreased $0.04 compared to the same period last year.

During the first six months of 2012, the Company invested $5.6 million in capital projects for upgrades to its enterprise software system and its distribution system, as well as various scheduled replacements of aging infrastructure. The Company estimates it will invest an additional $6.5 million in 2012 for expansion and improvements to its systems and infrastructure to continue providing excellent customer service and ensuring a safe, adequate, and reliable supply of drinking water for the Company’s growing customer base.

Period Ended June 30
In 000's (except per share)
	Quarter		Six Months
	2012	2011	2012	2011
Operating Revenues	$ 10,352	$ 10,452	$ 20,021	$ 20,097
Net Income	$ 2,204	$ 2,458	$ 4,145	$ 4,597
Average Number of Common Shares Outstanding	12,832	12,721	12,817	12,708
Basic Earnings Per Common Share	$ 0.17	$ 0.19	$ 0.32	$ 0.36
Dividends Paid Per Common Share	$ 0.1336	$ 0.1310	$ 0.2672	$ 0.2620

On July 31, 2012, the Company closed on the acquisition of the wastewater facilities of the Asbury Pointe Water & Sewer Company, in York County, Pennsylvania.  The Company began operating the existing collection and treatment facilities on August 1, 2012.  The acquisition resulted in the addition of approximately 240 wastewater customers at a purchase price of approximately $305,000.  This acquisition represents York Water’s first wastewater asset purchase.  Three water acquisitions are expected to close during the second half of the year.

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

###